Lease Agreement

The undersigned Property Owner/Lessor, or duly authorized representative of the property owner, hereby leases exclusively to Southern States Sign Company a Nevada LLC, a tract of land (hereinafter called Lease Site) for the purpose of installing and maintaining outdoor advertising sign(s) located on Owner's real property at:

LOCATION: 13000 Las Vegas Boulevard South	LEGAL DESC: 191-08-801-007
Street Address	Parcel Number

in Clark County, State of Nevada, for the purpose of erecting and maintaining outdoor advertising structure(s) (as defined) herein together with necessary easements, rights-of-way and access over and across Owner's Premises for the construction, maintenance, servicing, illumination and removal of such advertising structure(s), subject to the Terms and Conditions set forth within this lease.

1. AGREEMENT: Southern States Sign Company shall pay to Owner (or its authorized agent), the sum of one thousand dollars ($1,000.00) per month, on the first day of the month following the Sign Completion Date, for the full term of this Lease. All lease rental payments shall be paid directly to Owner, unless otherwise directed by owner, in monthly installments. Lease rent shall commence on the first day of the month following the Sign Completion Date.

2. TERM: The Term of this Lease shall continue for an Initial Term of Twenty (20) Years from the first day of the first month following the date of which construction of the sign(s) is completed, (hereinafter known as the Sign Completion Date.) Southern States Sign Company shall notify Owner in writing of the Sign Completion Date.

3. APPROVAL: This lease is contingent upon Lessee obtaining the necessary state and local permits to erect and maintain the structure(s). Any and all permits obtained are personal to Lessee and shall not be transferred or reverted to Lessor upon termination of this lease. The Lessee is and shall remain the owner of the advertising structure, permits, and any equipment attached hereto placed on the premises and has the right to repair or remove the advertising structure, sign and/or equipment at any time, including upon termination of the lease. Southern States Sign Company shall initiate erection of the advertising structure as soon as practicable, in its business judgment. This Lease Agreement consists of this page and the additional provisions appearing on the back hereof, which are specifically made a part of this Lease Agreement This contract is legal and binding and shall be governed by Nevada State Law. This Lease Agreement contract shall be binding upon the parties hereto, their respective heirs, personal representatives, successors, trustees and assigns upon approval of Southern States Sign Company signified by execution of his/her name below.

4. SPECIAL PROVISIONS: NONE

ADDITIONAL TERMS & CONDITIONS

A.
Owner (or Agent) covenants and warrants that he or she is the sole Owner (or duly authorized Agent of the Owner) of the Premises and that legal title to the Leased Premises is vested in the Owner. Owner and Agent agree to indemnify and hold Southern States Sign Company harmless from the claim of any third party to title, whether legal or equitable, or claim to the Lease Site, and shall at its expense defend Southern States Sign Company's interests and pay any judgment rendered against Southern States Sign Company resulting from any such claim. As such, reciprocal indemnification shall protect Owner from any losses or damages arising out of the acts or omissions of Southern States Sign Company.

B.
Unless this Lease is terminated as herein provided, this Lease Agreement shall survive any sale of the property by Owner; however, Owner covenants that in the event of the sale of the Premises (or such portion as contains the Lease Site), Owner shall promptly give written notice to Southern States Sign Company of the name and address of the new Owner.

C.
Owner further covenants and warrants that so long as Southern States Sign Company shall pay the rental as herein provided and perform the other covenants of this Lease, Southern States Sign Company shall have, hold and enjoy the use of the Lease Site for the term of this Lease and any extensions thereof.

D.
Southern States Sign Company and Owner acknowledge and agree that all outdoor advertising structures, (defined as billboards, pole, support structure, cellular transmitters, cellular antennas/towers or additional structures or equipment relating to the same),materials and equipment-placed upon the Lease Site by Southern States Sign Company and shall remain the property of Southern States Sign Company, shall not be considered "fixtures" of the property, and may be removed by Southern States Sign Company upon termination of this Lease or any extension thereof or within a reasonable time thereafter. In connection with such removal, removal shall be accomplished by Southern States Sign Company cutting the supports for the outdoor advertising structure(s) at any point six inches below the then existing grade level and returning the Lease Site to such condition as it was in on the Commencement Date.

E.
Owner covenants and agrees not to obstruct the view of Southern States Sign Company outdoor advertising structure [s], nor to do or permit any act upon Owner's property which would adversely affect Southern States Sign Company access to or the use and enjoyment of the Lease Site. Further, Southern States Sign Company shall not place advertisement that is controversial or offensive in nature and shall not place advertisement that is in direct competition with any business on the premises, such as competitive fast food restaurants, etc.

F.
In the event that the value of the Lease Site to Southern States Sign Company is destroyed or diminished by the enactment or enforcement of any law, statute, ordinance, rule, regulation or building restriction which prevents, interferes with, or prohibits the erection, maintenance or continued sales or operational use of Southern States Sign Company's advertising structure (s), or the total or partial obstruction of the outdoor advertising structure(s) for any reason not caused by Owner or by construction by Owner or on adjacent tracts of land, or changes in streets, highways or traffic patterns, or any other event or occurrence which adversely affects the advertising and commercial value of the Lease Site to Southern States Sign Company, including but not limited to adverse business conditions involving Southern States Sign Company or in the general billboard industry. Southern States Sign Company may terminate this lease upon ninety (90) days prior written notice to Owner.

G.
In the event of future development to subject property by owner, whereby development may be hindered because of the billboard structure, Southern States Sign Company shall have the right to file the necessary applications to relocate the structure to a suitable location within the property. Upon request, Landowners shall provide Southern States Sign Company with a copy of the engineering site plans, rendering, copy of submittal of Clark County building application and/or any necessary submittal documents indicating development plans. If a suitable location cannot be agreed upon the structure will remain in place throughout the lease term.

Print Owner’s Name: Mel Larson for M&M	Mail Check To: 13 Larson Lane Las Vegas, NV 89124
Owner/Agent: /s/ Mel Larson, member Signature and Title

/s/Kelleen A. Cota , agent Signature and Title Southern States Sign Company	This instrument was acknowledged Before me this 19 day of December 2010
Notary Public /s/Janette Martinez My Commission Expires 11/19/13